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EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for Manhattan Scientifics, Inc., of our report dated February 2, 2001, on our audit of the financial statements of Manhattan Scientifics, Inc. and subsidiary (a development stage enterprise) included in the Annual Report on Form 10-KSB for the year ended December 31, 2000. Our report indicated in the introductory paragraph that the cumulative information in financial statements for the period from July 31, 1992 (inception) through December 31, 1994 were covered by a report dated March 24, 1995 issued by a predecessor auditor.



Richard A. Eisner & Company, LLP

Florham Park, New Jersey
September 7, 2001